Exhibit 4(g)

THIS FOURTH SUPPLEMENTAL INDENTURE dated as of August 24, 2007 between GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (the “Issuer”), and THE BANK OF NEW YORK as successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as trustee (the “Trustee”),

W I T N E S S E T H:

          WHEREAS, the Issuer and the Trustee are parties to that certain Third Amended and Restated Indenture dated as of February 27, 1997, as supplemented by a First Supplemental Indenture dated as of May 3, 1999, a Second Supplemental Indenture dated as of July 2, 2001 and a Third Supplemental Indenture dated as of November 22, 2002 (collectively, the “Indenture”);

          WHEREAS, the Issuer established and on July 24, 2006 issued its Global Medium-Term Notes, Series A, GECC Extendible Monthly Securities with an initial maturity date of August 17, 2007 and a final maturity date of August 19, 2011 (the “Notes”);

          WHEREAS, Section 10.01 of the Indenture provides that, without the consent of the Holders of any Securities, the Issuer and the Trustee may enter into indentures supplemental to the Indenture for the purpose of, among other things, making any provisions as the Issuer may deem necessary or desirable, subject to the conditions set forth therein; provided that no such action shall adversely affect the interests of the Holders of the Securities;

          WHEREAS, the Issuer desires to modify certain provisions of the Notes to increase the spread that will be used when calculating the interest payable with respect to the Notes on Interest Reset Dates from and including August 24, 2007;

          WHEREAS, the entry into this Fourth Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and WHEREAS, all things necessary to make this Fourth Supplemental Indenture a valid indenture and agreement according to its terms have been done;

          NOW, THEREFORE:

          In consideration of the premises and the purchases of the Securities by the holders thereof, the Issuer and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective holders from time to time of the Notes as follows:

ARTICLE 1

          Section 1.01 Amendment of the Notes. (i) The definition of Spread or Spread (Plus or Minus) within the Notes is hereby amended by deleting the existing definition in its entirety and inserting in lieu thereof the following:

SPREAD (PLUS OR MINUS):

Minus .04% per annum for the Interest Reset Dates occurring from the Original Issue Date to and including July 2007; plus .02% per annum for the Interest Reset Dates occurring from and including August 2007 to and including July 2008; plus .04% per annum for the Interest Reset Dates occurring from and including August 2008 to and including July 2009; plus .05% per annum for the Interest Reset Dates occurring from and including August 2009 to and including July 2010; plus .06% per annum for the Interest Reset Dates occurring from and including August 2010 to and including July 2011.

          Section 1.02 Exchange of the Notes. The Trustee is authorized to exchange the original certificates dated July 24, 2006 evidencing the Notes for the duly executed and authenticated certificates evidencing the amended terms of the Notes. Upon such exchange, the Trustee shall promptly cancel and dispose of such original Notes in accordance with Section 2.09 of the Indenture. Failure to exchange such original Notes for such amended Notes in accordance with this Section will not impair the validity of or otherwise affect the Notes, as amended.

ARTICLE 2
Miscellaneous Provisions

          Section 2.01 Further Assurances. The Issuer will, upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this Fourth Supplemental Indenture.

          Section 2.02 Other Terms of Indenture. Except insofar as herein otherwise expressly provided, all provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

          Section 2.03 Terms Defined. All terms defined elsewhere in the Indenture shall have the same meanings when used herein.

          Section 2.04 Governing Law. This Fourth Supplemental Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.

          Section 2.05 Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

          Section 2.06 Responsibility of the Trustee. The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture.

          IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed all as of August 24, 2007.

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Eric C. Duenwald

Name: Eric C. Duenwald
Title: Vice President

THE BANK OF NEW YORK TRUSTEE,

By:	/s/ Michael Smith

Name: Michael Smith
Title: Vice President